Exhibit 25

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13D

(Rule 13d-101)

(Amendment No. 14)

______________________________

TELECOM ITALIA S.p.A.
(Name of Issuer)

Ordinary Shares of euro 0.55 par value each (Title of class of securities)	87927W10 (CUSIP number)

Alexander Rosenzweig, Esq.
Vice President and Chief Legal Officer
Pirelli North America, Inc.
246 Stoneridge Drive
Suite 400
Columbia, South Carolina  29210
(803) 951-1040

With a copy to:

Ellen J. Odoner, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153
(212) 310-8000
(Name, address and telephone number of person authorized
to receive notices and communications)

December 19, 2002
(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

(Page 1 of 10 Pages)

CUSIP No. 87927W10		13D	Page 2 of 10

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	PIRELLI S.p.A. Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [X] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS:		BK, WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION:		Italy
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	2,891,656,682 (See Item 5)
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	2,891,656,682 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:		2,891,656,682 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		54.96% (See Item 5)
14	TYPE OF REPORTING PERSON:		CO

CUSIP No. 87927W10		13D	Page 3 of 10

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	OLIMPIA S.p.A. Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [X] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS:		WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION:		Italy
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	See Item 5
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	See Item 5
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:		See Item 5
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		See Item 5
14	TYPE OF REPORTING PERSON:		CO

This Amendment No. 14 amends the Statement on Schedule 13D dated August 9, 2001, as amended (as previously amended, the “Statement on Schedule 13D”), filed by Pirelli S.p.A., a company incorporated under the laws of the Republic of Italy (“Pirelli”), and, commencing with Amendment No. 1 thereto, Olimpia S.p.A., a company incorporated under the laws of the Republic of Italy (the “Purchaser” or “Olimpia”), with respect to the ordinary shares, euro 0.55 par value per share, of Telecom Italia S.p.A., a company incorporated under the laws of the Republic of Italy.  Capitalized terms used in this Amendment without definition have the meanings ascribed to them in the Statement on Schedule 13D.

Pirelli, the Purchaser, Edizione Holding, UCI, BCI and, as discussed in Items 4 and 6 below, Hopa S.p.A. (“Hopa”) are members of a group with respect to the Telecom Italia Shares.  This Amendment constitutes a separate filing on Schedule 13D by Pirelli and the Purchaser in accordance with Rule 13d-1(k)(2) under the Securities Exchange Act of 1934.  Pirelli and the Purchaser are responsible solely for the information contained in their separate filing, except that information contained in the Statement on Schedule 13D concerning any director or officer of the Purchaser nominated by Edizione Holding, UCI, BCI or Hopa has been provided by the nominating person.

Item 3.  Source and Amount of Funds or Other Consideration

On December 19, 2002, Olimpia made a proposal to the holders of its 1.5% 2001-2007 bonds (the “Olimpia Bonds”) to retire the Olimpia Bonds in exchange for either Olivetti Shares (as provided under the existing terms of the Olimpia Bonds) or, alternatively, a combination of Olivetti Shares and Olivetti 2001-2010 1.5% bonds convertible into Olivetti Shares (“Olivetti Convertible Bonds”).  The Olimpia Bonds were issued in October 2001 and are described in Amendment No. 4 to the Statement on Schedule 13D.  On December 19, 2002, Hopa and two companies that Hopa has advised are controlled by it, Holinvest S.p.A. (“Holinvest”) and G.P.P. International S.A., accepted Olimpia’s proposal for retirement of the total of 262,533,449 Olimpia Bonds held by them by delivery of a total of (i) 98,975,110 Olivetti Shares (representing approximately 1.12% of the 8,845,313,805 Olivetti Shares reported to be outstanding on December 30, 2002) effective in January 2003 and (ii) 163,558,339 Olivetti Bonds effective in June 2003.

Item 4.  Purpose of Transaction

On December 19, 2002, Pirelli, Edizione Holding, UCI and BCI (collectively, the “Present Olimpia Shareholders”), Olimpia and Hopa (collectively with the Present Shareholders and Olimpia, the “Parties”) executed a term sheet (the “Hopa Term Sheet”), a copy of which is filed as Exhibit 37.  Hopa is one of the Majority Bell Shareholders with whom, on September 19, 2001, Pirelli, Edizione Holding and Olimpia entered into the Agreement with Bell Shareholders, as discussed in Amendment No. 2 to the Statement on Schedule 13D.  Pursuant to the Hopa Term Sheet, the Parties agreed that, subject to certain terms and conditions, Holy S.p.A (“Holy”), a company 100%-owned by Hopa, will be merged into Olimpia (the “Merger”).  Following the Merger, the share capital of Olimpia will be held by Pirelli, Edizione Holding, UCI, BCI and Hopa in the following respective proportions:  50.4%, 16.8%, 8.4%, 8.4% and 16%.  It is expected that the Merger will be completed on or before April 30, 2003.

As discussed in press releases issued by Pirelli and Olimpia and a background note for the media issued by Olivetti, copies of which are filed as Exhibits 38, 39 and 40, respectively, the purpose of the Merger is to expand Olimpia’s shareholder base and thereby strengthen its financial structure.

Under the Hopa Term Sheet, at the time of the Merger the financial characteristics of Olimpia, Holy and Holinvest must be as follows:

1.

Olimpia’s assets and liabilities shall substantially conform to those set forth on Attachment A to the Hopa Term Sheet, subject to certain exceptions noted in the Hopa Term Sheet.

2.

Holy shall have no debt or liabilities and shall have a net worth as recorded in its books of not less than euro 961.135 million through ownership of the following:  (i) 163,558,339 Olivetti Convertible Bonds; (ii) 99,941,661 Olivetti Shares; (iii) a 19.999% equity interest in Holinvest, the remaining 80.001% of which shall be held by Hopa; and (iv) net cash of euro 98.8 million plus any dividends paid on the Olivetti Shares during the period from December 19, 2002 until the Merger.

3.

Holinvest shall have assets consisting of (i) 163,558,339 Olimpia Bonds; (ii) 134,721,109 Olivetti Convertible Bonds; and (iii) financial instruments relating to 486,502,431 Olivetti Shares having the terms set forth on Attachment B to the Hopa Term Sheet (“Olivetti Financial Instruments”).  In addition, Holinvest shall not have more than euro 721.75 million of financial indebtedness (calculated in accordance with the Hopa Term Sheet) and shall have an adjusted net worth of at least euro 220 million (calculated in accordance with the Hopa Term Sheet).

The effectiveness of the agreement reflected in the Hopa Term Sheet is subject to two conditions.  The first condition is that, no later than February 15, 2003, Holinvest will have the financial characteristics described in paragraph (3) above.  The second condition is that, no later than February 15, 2003, Holinvest, Hopa and the Hopa Controlling Companies referred to below will have sold all Olivetti Shares held by them, subject to the following exceptions:  (i) Hopa may hold Olivetti Financial Instruments relating to a maximum of 40 million Olivetti Shares and (ii) each of the Hopa Controlling Companies may hold a maximum of 1 million Olivetti Shares.  The Hopa Controlling Companies consist of Fingruppo Holding S.p.A., Banca Monte di Paschi de Siena S.p.A., Compagnia Assicuratrice Unipol S.p.A., Banca Popolare di Lodi S.c.a.r.l. and other private parties to an agreement regarding control of Hopa (the “Hopa Shareholders Agreement”).  The Parties agreed that, on or before February 15, 2003, the Hopa Shareholders Agreement must be amended so that it will automatically terminate as to any Hopa Controlling Company that holds more than 1 million Olivetti Shares.  The Parties also agreed that, in the aggregate, the number of Olivetti Shares held by Olimpia, the Present Olimpia Shareholders, Hopa, Holy, Holinvest and the Hopa Controlling Companies may not at any time exceed 30% of Olivetti’s voting share capital.

The Parties agreed that, no later than January 31, 2003, they will enter into definitive documentation reflecting the contents of the Hopa Term Sheet (the “Definitive Agreements”).  The Definitive Agreements will be described in, and filed as exhibits to, a subsequent amendment to the Statement on Schedule 13D.

Item 5.  Interest in Securities of the Issuer

The information contained in Items 3 and 4 above and Item 6 below is incorporated herein by reference.

Item 6.  Contracts, Arrangements, Understandings or Relationships with respect to

 Securities of the Issuer

Hopa Term Sheet

The description of the provisions of the Hopa Term Sheet contained in Item 4 above is incorporated herein by reference.

Set forth below are descriptions of two shareholders agreements contemplated by the Hopa Term Sheet.  For a more detailed description of the proposed provisions of these agreements, reference is made to the Hopa Term Sheet filed as Exhibit 37.

Proposed Expanded Olimpia Shareholders Agreement

The Hopa Term Sheet provides that, effective upon the Merger, Hopa and the Present Olimpia Shareholders will enter into an agreement governing their relationship as shareholders of Olimpia (the “Expanded Olimpia Shareholders Agreement”).

Under the Expanded Olimpia Shareholders Agreement, Hopa will have the right to appoint one Olimpia director and the Present Olimpia Shareholders will seek to elect one director of each of Olivetti, Telecom Italia, SEAT and TIM nominated by Hopa (with a corresponding reduction in the number of Pirelli nominees).  Hopa’s initial nominees are identified on Attachment C to the Hopa Term Sheet; Hopa’s selection of their successors will require Pirelli’s consent, which may not be unreasonably denied.

Hopa will not have the right to veto any decision taken by the board of directors or shareholders of Olimpia.  In the event of a disagreement over certain specified transactions, the failure of Olimpia to maintain a debt to equity ratio of 1:1 (which the Present Olimpia Shareholders will commit to maintain, with Pirelli guaranteeing to furnish 80%, and Edizione Holding 20%, of the necessary resources), or the occurrence of certain transactions involving the disposition of Olimpia or Olivetti, Hopa may cause the partial demerger of Olimpia, in which event Olimpia may cause the partial demerger of Holinvest.  As a result of these partial demerger transactions, Hopa will receive its proportional share of Olimpia’s assets and liabilities (determined in accordance with the Hopa Term Sheet) and Olimpia will receive its proportional share of Holinvest’s assets and liabilities (determined in accordance with the Hopa Term Sheet).  Except under certain extraordinary circumstances (including the failure of Olimpia to hold at least 25% of Olivetti’s share capital or to maintain a debt to equity ratio of 1:1 after a specified cure period), the partial demerger transactions may not be implemented prior to the third anniversary of the Merger.

Hopa will have certain co-sale rights in the event Pirelli reduces its equity interest in Olimpia.

Hopa, its controlled companies, the Hopa Controlling Companies, the Present Olimpia Shareholders and their respective controlling and controlled companies will agree not to acquire any additional Olivetti Shares except (i) in the case of Pirelli, in connection with the exercise of the existing call options and swap agreements referred to in Attachment D to the Hopa Term Sheet, (ii) as currently permitted under the New Partners Agreement among Pirelli, UCI and BCI or (iii) as currently permitted under the second amendment to the Shareholders Agreement between Pirelli and Edizione Holding, described in Amendment No. 10 to the Statement on Schedule 13D.

The Expanded Olimpia Shareholders Agreement will have a three-year term, subject to extension by mutual agreement of the Parties.  If the Expanded Olimpia Shareholders Agreement is not renewed, the partial demerger transactions will occur and Hopa will receive a premium of at least euro 0.35 per Olivetti Share (or financial instrument).

Proposed Holinvest Shareholders Agreement

The Hopa Term Sheet provides that, effective upon the Merger, Holinvest’s by-laws will be amended to limit its corporate purpose to holding Olivetti securities and derivative financial instruments relating to Olivetti Shares, and Olimpia and Hopa will enter into an agreement governing their relationship as shareholders of Holinvest (the “Holinvest Shareholders Agreement”).

Under the Holinvest Shareholders Agreement, Olimpia will have the right to designate one Holinvest director.  For a period of 20 months following the Merger, Hopa will not be permitted to dispose of its equity interest in Holinvest and Holinvest must retain at least 65% of the Olimpia Bonds, Olivetti Bonds and Olivetti Financial Instruments that it holds at the time of the Merger.  Thereafter, and for a period of two years after expiration of the agreement, Olimpia will have a right of first refusal in the event Holinvest wishes to sell its Olivetti Instruments.

The Holinvest Shareholders Agreement will have a three-year term, subject to automatic extension if and to the extent the Expanded Olimpia Shareholders Agreement is extended.

Item 7.  Material to be Filed as Exhibits

37.

Hopa Term Sheet, dated December 19, 2002 [English translation]

38.

Press Release, dated December 19, 2002, issued by Pirelli [English translation]

39.

Press Release, dated December 19, 2002, issued by Olimpia [English translation]

40.

Background note for the media issued by Olimpia on December 22, 2002 [English translation]

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:

January 9, 2003

PIRELLI S.p.A.

By:    /s/ Anna Chiara Svelto

Name: Anna Chiara Svelto

Title:

Attorney-in-fact

OLIMPIA S.p.A.

By:    /s/ Luciano Gobbi

Name: Luciano Gobbi

Title:

Director and Attorney-in-fact

EXHIBIT INDEX

Exhibit No.

Page No.

37.

Hopa Term Sheet, dated December 19, 2002

[English translation]

38.

Press Release, dated December 19, 2002,

issued by Pirelli [English translation]

39.

Press Release, dated December 19, 2002,

issued by Olimpia [English Translation]

40.

Background note for the media issued by

Olimpia on December 22, 2002 [English

translation]

Exhibit 37

TERM SHEET

Parties

Pirelli S.p.A. (“Pirelli”), Edizione Holding S.p.A. (“Edizione”), IntesaBCI S.p.A. (“IntesaBCI”), Unicredito Italiano S.p.A. (“Unicredito Italiano”) (jointly, the “Present Olimpia Shareholders”), Olimpia S.p.A. (“Olimpia”) and Hopa S.p.A. (“Hopa”). It is agreed that Parties shall be understood to mean every party, even if acting through controlled firms, trustees, or intermediaries.

Structure of the Transaction

It shall be executed as follows:

-

Holy S.p.A., a firm in which Hopa holds 100% control (the “Controlled Company”), as of the effective date of the merger covered by a subsequent point, shall own: (i) 163,558,339 million Olivetti 2001 – 2010 1.5% bonds convertible to Olivetti shares, issued by Olivetti (the “Olivetti Bonds”) and 99,941,661 million Olivetti shares for a total book value of 476,935,000 Euros, free of any encumbrances of any type or nature; (ii) a 19.999% equity stake in the capital stock of Holinvest, free of any encumbrances of any type or nature, for a total book value of 385.4 million Euros (Holinvest shall have the characteristics indicated infra); (iii) net cash of 98.8 million Euros, plus any dividends for the 98,975,110 Olivetti shares possibly distributed by Olivetti during the period between the Date of this Agreement and the effective date of the merger described hereinafter. The Controlled Company shall therefore have a net worth of no less than 961,135,000 million [sic] Euros and shall have no debt or liabilities.

-

the Controlled Company shall be merged by absorption into Olimpia; Olimpia’s assets and liabilities prior to the merger shall substantially conform to those indicated in the balance sheet in Attachment A, with the exception of the impact of the normal passage of time on the routine management of the company, and they shall include the interest charges accrued on the financial debt of Olimpia indicated in the statement of financial position contained in Attachment A. It is anticipated that the merger procedure shall be completed by April 30, 2003 and that, due to the share exchange rate, the equity stake in Olimpia held by Hopa shall be 16% after the merger.

Olimpia Shareholders	Following the above-described transaction, Olimpia should have the following shareholders: Pirelli (50.40%), Edizione (16.80%), Hopa (16.00%), Unicredito Italiano (8.40%), IntesaBCI (8.40%).
Holinvest S.p.A. Shareholders	Following the above-described transaction, Holinvest S.p.A. (“Holinvest”) should have the following shareholders: Hopa (80.001%), Olimpia (19.999%).
Suspensive Condition

The validity and effectiveness of this agreement (the “Agreement”) among the Parties covering the entire transaction is conditional upon the fact that no later than February 15, 2003 (a) Holinvest, Hopa, Fingruppo Holding S.p.A., Banca Monte dei Paschi di Siena S.p.A., Compagnia Assicuratrice Unipol S.p.A., Banca Popolare di Lodi S.c.a r.l. and other private parties, as parties to a pool agreement regarding Hopa (the “Hopa Controlling Companies”), will have sold all the Olivetti S.p.A. (“Olivetti”) shares held, except as provided infra with respect to the Hopa Controlling Companies, and it is agreed that in any case all of the Olivetti shares held by Olimpia, the Present Olimpia Shareholders, Hopa, Holinvest, the Controlled Company, the other firms controlled by Hopa, and the Hopa Controlling Companies may not exceed 30% of the Olivetti capital stock with voting rights and that (b) Holinvest will have company assets consisting of 134,721,109 Olivetti Bonds, 163,558,339 1.5% Olimpia 2001-2007 bonds redeemable as Olivetti shares/bonds (“Olimpia Bonds”), as well as other financial instruments, including derivatives pertaining to Olivetti shares, the value of which shall be indexed to the value of 486,502,431 Olivetti shares (said instruments, with the exception of Olivetti shares, shall have the characteristics set forth in Attachment B and shall be referred to hereinafter as “Olivetti Instruments”), and a net worth (corrected for the contractual Olivetti share value of 1.20 Euros) of no less than 220,000,000.00 Euros, without prejudice to the fact that Holinvest’s debt/equity ratio shall not exceed 1/1 (with the understanding that for the purposes of calculating this ratio under this Agreement, the book values determined on the basis of Italian accounting principles currently in effect shall be utilized, and must also include financial obligations, even if not entered on the accounting system, which are in the nature of a debt but only a potential debt such as, for example, forward contracts, put options assigned to third parties, prepaid swaps, etc.). Holinvest shall have a maximum financial debt level (net after cash or liquid credits considered to be cash equivalents and interest charges accrued between the date of this Agreement and the merger effective date and maintaining unchanged the minimum adjusted contractual Olivetti share value indicated hereinabove) which must not exceed 721,750,000 Euros.

It is agreed that Hopa shall have the right to hold Olivetti Instruments pertaining to a maximum number of 40 million Olivetti shares and the Hopa Controlling Companies shall have the obligation to (i) promptly notify all the Parties of its current Olivetti share holdings prior to signing the pertinent contractual provisions which shall reflect the content of the Agreement (in accordance with the paragraph on “Other Agreements”; (ii) divest, by February 15, 2003, every Olivetti share held in excess of the 1 million Olivetti shares for each of the Hopa Controlling Companies and (iii) by February 15, 2003, amend, effective immediately upon the signing of the contractual provisions in question, the pool agreement regarding Hopa that currently is binding upon them, so that any of said companies holding for any reason and on any basis Olivetti shares in excess of 1 million units shall automatically result in cancellation, on the basis of an express cancellation clause in the pool agreement, with respect to a party which is confirmed to have holdings in excess of 1 million Olivetti shares.

Olimpia Shareholder Agreements

Hopa signs a shareholder agreement with the Present Olimpia Shareholders, the subject of which is reciprocal relationships as Olimpia shareholders with respect to the provisions set forth in this Agreement and, specifically:

(a)

Hopa shall have the right to appoint a single Olimpia director, and the Present Olimpia Shareholders obligate themselves to do everything in their power so that Hopa may appoint its designated director at Olivetti, Telecom Italia S.p.A. (“Telecom Italia”), Telecom Italia Mobile S.p.A (“TIM”), Seat-Pagine Gialle S.p.A. (“Seat”). The first directors designated are indicated in Attachment C to the Agreement. In the event of the replacement or the expiration of the term of each director so designated by Hopa, Hopa shall have the right to appoint a successor with the consent of Pirelli, which consent may not be unreasonably denied;

(b)

The director appointed by Hopa shall have the right to object and oppose, without that impeding the determination of the will of the governing body (but thereby resulting in a deadlock situation (“Deadlock”) with a dispute resolution mechanism similar to that currently existing between Pirelli and Edizione, and a provision for a verification of a Deadlock situation by an arbitration board which can be initiated by the parties), in regard to the following Reserved Matters: (A) within the Olimpia Board of Directors: (i) a recommendation with respect to a vote at an Olivetti special shareholder meeting; (ii) purchases, sales and acts of disposition of any nature pertaining to equity stakes with a value in excess of 100,000,000 Euros per individual transaction or for multiple transactions carried out within the same calendar year, without prejudice to the fact that, should the ratio between internal capital and third-party capital in the company (the debt/equity ratio under this Agreement is defined in the “Suspensive Condition” paragraph) be more favorable than the ratio set forth in point (iii) hereinafter, that limit shall not apply in instances of the sale by Olimpia of Olivetti shares or Olivetti convertible bonds or equivalent Olivetti financial instruments as long as and provided that ratio, even after such sales, is less than 1/1; (iii) the determination of the ratio between the Company’s internal capital and third party capital (“debt/equity”) (which in any case must not exceed 1/1) and the modalities, terms, and conditions for the use of external sources of financing; (iv) proposals for decisions to be submitted to a Company special shareholder meeting; (B) at an Olimpia Special Shareholder Meeting: in relation to any matter falling within its authority and responsibility (provided that it involves deciding against the proposals referred to in point (iv) hereinabove in regard to which there is an agreement between Hopa and the Present Olimpia Shareholders);

(c)

in the event of a public purchase offer for Olivetti shares, Hopa obligates itself, in the event of a request by the Present Olimpia Shareholders, to ensure that its director does not oppose Olimpia’s agreement to the public purchase offer;

(d)

Hopa as well as its own controlled firms, the Hopa Controlling Companies, the Present Olimpia Shareholders, and their respective controlling and/or controlled firms (with the understanding that in the instance of the Hopa Controlling Companies the possible holding of Olivetti shares in excess of 1 million units each shall result in automatic cancellation, with respect to the party causing the event, of the pool agreement regarding Hopa, as previously amended), obligate themselves not to acquire Olivetti shares, with the exception, in the instance of Pirelli, of the exercise of rights existing prior to the signing of the Agreement with regard to the exercise of call options and swap contracts whose purpose is to acquire Olivetti shares and bonds described in detail in Attachment D; and also with the exception of the purchase of Olivetti shares already allowed by the current shareholder agreement regarding Olimpia, UniCredito, and Intesa BCI and the second amendment of the agreement between the shareholders of Pirelli and Edizione dated February 13, 2002; it is agreed that the purchase of convertible bonds and/or warrants that grant the right to subscribe to convertible bonds and the exercise of the resulting rights shall be allowed only pursuant to consent by the other party, which consent shall not be unreasonably denied, with the exception, however, of Holinvest’s freedom [to do so], within the limits of the provisions of this term sheet;

(e)

the Present Olimpia Shareholders obligate themselves not to alter Olimpia’s company purpose, to ensure that Olimpia does not hold equity stakes and financial investments other than the Equity Stake in Olivetti (as defined and described hereinafter), Olivetti Bonds and Olivetti Instruments, and ensure that Olimpia’s debt/equity ratio does not exceed 1/1, without prejudice to the provisions of the “Accelerated Deadlock” paragraph;

(f)

Hopa and the Present Olimpia Shareholders obligate themselves to vote to change to 83.5% the special shareholder meeting decision-making quorum provided by the bylaws;

(g)

the Present Olimpia Shareholders shall ensure that, on the occasion of the partial spin-off of Olimpia (the “Spin-off”, please see infra), Hopa shall be allocated a proportional share of Olimpia assets and liabilities as of the dates indicated hereinafter: in the event of a Deadlock, the date provided by the “Deadlock Under Olimpia Shareholder Agreements” paragraph set forth hereinafter, or the expiration date of the shareholder agreements as provided by the “Expiration of shareholder agreements regarding Olimpia and Holinvest” paragraph hereinafter, or in the event of an Accelerated Deadlock, the date of the 3rd day following the event that resulted in the Accelerated Deadlock within the meaning of the “Accelerated Deadlock” paragraph set forth hereinafter (each of which dates is a “Relevant Date”). This is without prejudice to the fact that (x) the assets of the spin-off firm prior to the Relevant Date must show (A) alternatively, (i) in the absence of Extraordinary Transactions (as defined infra) an equity stake (in shares or equivalent financial instruments) of no less than 25% of the capital stock of Olivetti; or (ii) the equity stake consisting of Olivetti shares or equivalent financial instruments resulting from the exchange rate for Olivetti shares resulting for any possible merger or spin-off transactions completed prior to the Relevant Date the parties to which are Olivetti, on the one hand, and one or more companies directly or indirectly controlled by Olivetti, on the other hand, without prejudice to the fact that for the purpose of calculating the Olimpia equity stake in Olivetti result from the aforementioned merger or spin-off transactions, the relevant Olimpia equity stake in Olivetti shall be considered to be 25% of the capital stock of Olivetti, even should that equity stake in reality be greater (“Extraordinary Transactions”; in both instances set forth in (i) and (ii) said equity stake in Olivetti shall be referred to as the “Equity Stake in Olivetti”); (B) 19.999% (or Olimpia’s different percentage equity stake in Holinvest) of Holinvest or the proportional share of Holinvest assets and liabilities and that (y), as of the Relevant Date, the debt/equity ratio must not exceed 1/1;

(h)

the Present Olimpia Shareholders obligate themselves to ensure that Olimpia does not sell or transfer its own Equity Stake in Olivetti to parties controlled by Olimpia or that are members of groups in which the Present Olimpia Shareholders are parent firms, without prejudice to the provisions of the “Accelerated Deadlock” paragraph;

(i)

joint sale rights and obligations pertaining to Hopa’s equity stake in Olimpia in favor of and binding upon Hopa, taking into account the provisions of the “Accelerated Deadlock” paragraph;

(j)

the provisions of the “Deadlock Under Olimpia Shareholder Agreements,” “Accelerated Deadlock,” “Expiration of Shareholder Agreements Regarding Olimpia and Holinvest” and “Penalty” paragraphs .

Deadlock Under Olimpia Shareholder Agreements

In the event of a Deadlock at Olimpia caused by a disagreement regarding the Reserved Matters referred to in the paragraph under point (b) hereinabove, that has occurred at any point in time during the term of the agreement, beginning with the thirty-sixth month following the adoption of shareholder agreements (“Initial Term Expiration”), Hopa shall have to right to have Olimpia and the Present Olimpia Shareholders adopt a decision for the Spin-off within the cognizant corporate governing bodies of Olimpia. In that event, Olimpia and Holinvest shall decide upon, with the consent of all the shareholders, which hereby obligate themselves to so consent, the Spin-off and the partial spin-off of Holinvest (the “Holinvest Spin-off”) which shall allocate to Hopa and Olimpia, respectively, a proportional share of the assets and liabilities of Olimpia and Holinvest, respectively, employing the most appropriate procedures and technical methodologies, in order to ensure that:

(i) Hopa is assigned a proportional share of the Olimpia assets and liabilities existing as of the Initial Term Expiration, without prejudice to the fact that (a) the assets of the spin-off firm prior to the aforementioned date must show at least the Equity Stake in Olivetti, (b) the number of shares or equivalent financial instruments pertaining to Olivetti shares resulting from the Extraordinary Transactions that are to be allocated to Hopa on the occasion of the Spin-off shall be equal to a percentage of the Olivetti shares or equivalent financial instruments owned by Olimpia representing Hopa’s percentage equity stake in Olimpia, (c), as of the Initial Term Expiration, the debt/equity ratio must not exceed 1/1, and (d) Hopa must also be allocated 16% (or the different Hopa percentage equity stake in Olimpia) of 19.999% (or the different Olimpia percentage equity stake in Holinvest) of Holinvest assets and liabilities;

(ii) Hopa is paid, according to the terms and modalities to be determined, an additional amount of cash representing the equivalent value of a premium of 0.60 Euros per Olivetti share or equivalent financial instrument included in the proportional share of the Equity Stake in Olivetti resulting from the Spin-off, excluding in all instances the Holinvest proportional share and the proportional share of the Olivetti shares or equivalent financial instruments underlying the Holinvest shares allocated to Hopa under the Spin-off;

(iii) Olimpia is assigned a proportional share of Holinvest assets and liabilities as of the Initial Term Expiration, without prejudice to the fact that (x) Holinvest’s debt/equity ratio as of said date may not exceed 1/1 and (y) Holinvest assets as of that same date shall not include financial instruments other than Olivetti Bonds or other Olivetti Instruments.

Should the Deadlock situation be submitted for verification by an arbitration board, which must render a decision regarding whether Hopa’s opposition or objection is in good faith, Olimpia and the Present Olimpia Shareholders may in no event delay the Spin-off procedures and Hopa shall be paid in cash, according to terms and modalities to be agreed, the premium referred to in point (ii) hereinabove, at the rate of 0.35 Euros per Olivetti share or equivalent financial instrument included in the proportional share of the Equity Stake in Olivetti resulting from the Spin-off (excluding, in all instances, the proportional share of Holinvest and the proportional share of Olivetti shares or equivalent financial instruments underlying the Holinvest shares allocated to Hopa under the Spin-off); the difference of 0.25 Euro (computed like the aforementioned 0.35 Euro premium) shall be adjusted according to those same terms and modalities should the arbitration procedure result in a favorable outcome for Hopa. In all instances, the Spin-off must be completed in Hopa’s interest within 6 months following the Initial Term Expiration, without prejudice to the provisions of the “Penalty” paragraph.

Accelerated Deadlock

Should any of the following events occur at any time during the term of the Olimpia shareholder agreement:

(a)

a decision to merge Olimpia and/or Olivetti with companies other than the companies directly or indirectly controlled;

(b)

Olimpia ceases to hold an equity stake in Olivetti that is at least equal to the Equity Stake in Olivetti, including as a result of the and/or contribution of all or part of the Equity Stake in Olivetti to companies that are members of groups in which the Present Olimpia Shareholders are members or parent firms, or the sale, in part or in toto, of the Equity Stake in Olivetti to third parties for an in-kind consideration (for example, through an exchange or non-cash investment);

(c)

the debt/equity ratio at Olimpia is altered so as to exceed 1/1 and that ratio is not restored within 45 days following the date of the response that Olimpia has sent to Hopa within 5 days of each request by the latter regarding the ratio as of the date of the request;

(d)

the Present Olimpia Shareholders decide to contribute all or part of the equity stake in Olimpia to companies belonging to groups in which they are parent firms;

(e)

provisions are made for the sale, in part or in toto, of the Present Olimpia Shareholders’ equity stake in Olimpia to companies that are members of groups in which they are the parent firms, for a consideration that is less than the market value of the Olimpia equity stake in Olivetti plus 0.60 Euros per share or equivalent financial instrument pertaining to Olimpia’s Olivetti shares, without prejudice to the fact that Hopa shall not be subject to a drag along requirement. Nevertheless, the sale or the contribution referred to in letter (d) hereinabove by one of the Present Olimpia Shareholders of its equity stake in Olimpia to companies that are and remain controlled by it within the meaning of Article 2359, 1) of the Civil Code, or, in the instance of Intesa BCI and Unicredito Italiano, to companies subject to the joint control of same within the framework of the respective bank group to which they belong for as long as said membership in the group should last, shall not constitute a relevant event for the purposes of Accelerated Deadlock, without prejudice to the fact that in that event Hopa shall not be subject to a drag along requirement. Likewise, the sale of IntesaBCI’s and/or Unicredito Italiano’s equity stakes in Olimpia to Pirelli in implementation of the Existing Agreement (as defined and described infra), with Pirelli succeeding to the obligations vis-à-vis Hopa assumed by an individual selling bank under the Agreement and the contractual provisions that shall be signed, as provided infra, by January 31, 2003, shall not constitute relevant events;

(f)

provisions are made for the sale, in part or in toto, of the Present Olimpia Shareholders’ equity stake in Olimpia to third parties for an in-kind consideration (for example, through an exchange or non-cash investment), should the third party not assume vis-à-vis Hopa the same obligations as the Present Olimpia Shareholders under the Olimpia shareholder agreements, without prejudice to the fact that in that event Hopa shall not be subject to the drag along requirement.

In all such instances, Hopa shall have the right to have Olimpia and the Present Olimpia Shareholders adopt a decision for a Spin-off within the cognizant Olimpia corporate governing bodies as soon as possible, and said Spin-off shall be carried out and completed within a period of 6 months following the occurrence of the event. The provisions of the “Deadlock under Olimpia Shareholder Agreements” paragraph shall be applied to said Spin-off (with the exception of (x) the different initial term expiration which, in the event of an Accelerated Deadlock, shall be the date of the occurrence of the relevant event (without prejudice to the fact that the Parties shall ensure, with respect to matters falling under their authority and responsibility, that the effects of the relevant event, in the above-indicated circumstances other than a change in the debt/equity ratio set forth in point (c) and the sale for a cash payment provided by point (b), are made to be such as not to harm or prejudice the Spin-off) and with the exception of the date of the determination of the proportional share of the assets and liabilities, which shall not coincide with the Initial Term Expiration, but with the date of the 3rd day following the date on which the relevant event occurred and (y) the non-applicability of the dispute resolution mechanism, because Accelerated Deadlock shall enter into effect as a result of the mere occurrence of any of the events provided hereinabove) and Hopa must proceed to decide upon and implement within that same period of time the Holinvest Spin-off as provided hereinabove (likewise with the exception, as provided supra, of a different initial term expiration and a different Relevant Date).

As an exception to the foregoing, the premium (calculated using the same modalities and procedures provided in the event of a Deadlock) due Hopa in the event that that provided in point (b) hereinabove should occur, shall be increased from 0.60 Euros to 0.70 Euros.

Holinvest Shareholder Agreements

Olimpia signs a shareholder agreement with Hopa covering their reciprocal relationships as Holinvest shareholders, including the provisions of this term sheet, and specifically:

(a)

Olimpia’s right to designate a director for election to the board;

(b)

Hopa shall ensure that, should it request the Spin-off in the instances provided hereinabove, the Holinvest Spin-off shall also be carried out (and the Present Olimpia Shareholders shall have the right to obtain same) and, on that occasion, (see infra), Olimpia shall receive a proportional share of Olivetti Instruments owned by it as of the Relevant Date, without prejudice to the provisions of point (e) hereinafter or, should an event occur that results in a Deadlock or an Accelerated Deadlock, as of the pertinent Relevant Date, with the precondition that as of said date Holinvest’s debt/equity ratio may not exceed 1/1;

(c)

preemptive rights (structured similarly to the preemptive right provided by the Olimpia bylaws) and joint sale rights;

(d)

lock-up obligation, for a 20-month period following the effective date of the agreement, binding upon Hopa with respect to the equity stake it holds in Holinvest;

(e)

lock-up obligation, for a 20-month period following the effective date of the agreement, binding upon Holinvest with respect to all the Olivetti Instruments it owns, without prejudice to Holinvest’s right to freely dispose of Olivetti Instruments throughout the term of the shareholder agreements (without applying the preemptive right referred to in point (f) hereinafter), provided Holinvest maintains throughout the lock-up period ownership of a number of securities representing no less than 65% and no more than 125% of the securities contained in Attachment (B), without prejudice to the fact that the shares of companies controlled directly or indirectly by Olivetti may not exceed 10% of the assets of Holinvest from time to time, without prejudice to the provisions regarding the composition of the assets of Holinvest in the event of a Holinvest Spin-off;

(f)

following the lock-up period provided by point (e) hereinafter, in regard to transactions involving sales of Olivetti Instruments, Olivetti shall be allowed to divest provided that Olimpia is granted a preemptive right under equal conditions. Such right may be exercised by Olimpia within a period of 48 hours following receipt of the pertinent communication;

Holinvest Bylaws

The provisions of the shareholder agreement regarding preemption and joint sale shall also be incorporated into the Holinvest bylaws. Holinvest’s company purpose shall be amended to allow the company to operate as a holding company and financial company whose sole purpose is holding Olivetti shares, Olivetti convertible bonds, derivative financial instruments pertaining to Olivetti shares or shares in companies directly or indirectly controlled by Olivetti. The Parties each obligate themselves, with respect to the matters falling within their authority and responsibility, not to exercise with respect to Hopa the drag-along right provided by the bylaws, in all instances in which such right is excluded under the provisions of the “Accelerated Deadlock” paragraph.

Joint Sale of Holinvest and Olimpia Equity Stakes

Without prejudice to the provisions of the “Accelerated Deadlock” paragraph hereinabove, until such time as the Spin-off has taken place, in the event of a reduction in Pirelli’s equity stake in Olimpia, including through a non-cash investment in third parties and in the event of a sale to third parties, including in several tranches, Hopa/Holinvest shall have the right to sell to the purchasing third party or to the third party receiving a non-cash investment, at their discretion and depending on the circumstances: (A) should Pirelli, as a result of such a reduction, whether in conjunction with Unicredito and Intesa BCI (or not), retain a total equity stake in the capital stock of Olimpia in excess of 50% of the capital stock plus one share: (i) a percentage share of its own equity stake in Holinvest equal to the percentage invested or sold by Pirelli in relation to the 50.4% stake or (ii) a percentage stake of Olivetti Instruments held by Holinvest equal to the percentage invested or sold by Pirelli in relation to the 50.4% stake; or (iii) a percentage stake of its own equity stake in Olimpia equal to the percentage invested or sold by Pirelli in relation to the 50.4% stake; (B) in any other instance, its entire equity stake in Olimpia and/or its entire equity stake in Holinvest;

In the event Hopa exercises the above-indicated rights, the transfers must be completed, without prejudice to the provisions specified infra, at a value equal to the Olimpia share price or at a value equal to the Olivetti share price or the price of the Olivetti equivalent financial instrument utilized to determine Olimpia’s NAV. In the above-indicated instances, the Present Olimpia Shareholders shall have the obligation to execute the sale in accordance with the above-specified terms at the same value indicated hereinabove and Hopa, should the joint sale right be exercised, shall have the obligation to assure that sale.

Term of the Olimpia Shareholder Agreement

The Olimpia shareholder agreement shall have a three-year term, unless there is an agreed extension, where there has not been a notice of termination communicated by one of the parties within 3 months of the expiration date.

Term of the Holinvest Shareholder Agreement

The Holinvest shareholder agreement shall have a three-year term, and shall have the same expiration date as the Olimpia agreement.

Regardless of the absence of a renewal of the Olimpia shareholder agreement and the Holinvest shareholder agreement, upon the expiration of the three-year term of said agreements, with the exception of an instance of an Accelerated Deadlock (in which case this paragraph shall not apply), Hopa obligates itself and it obligates itself to ensure that Holinvest grants to Olimpia, by adopting the appropriate agreements, effective on the date of the expiration of the three-year term of the shareholder agreements in question, a preemptive right with a two-year term, covering the Olivetti Instruments owned by Holinvest as well as a proportional share of the equity stake in Olivetti allocated to Hopa under the Spin-off, either directly or indirectly (said Olivetti Instruments and said proportional share shall be referred to in their entirety as the “Post-Spin-off Equity Stake in Olivetti”) as of the expiration for said three-year term, which [preemptive right] may be exercised by Olimpia within 15 days following the pertinent notice, solely in the circumstance that it pertains to the sale of a percentage of the Post-Spin-off Equity Stake in Olivetti such that, as a result of said sale, Hopa and Holinvest have total holdings of (i) 65% of the proportional share of the equity stake in Olivetti allocated from the Spin-off or (ii) 65% of the Olivetti instruments owned by Holinvest as of the Relevant Date, whichever is less.

Expiration of the Olimpia and Holinvest Shareholder Agreements

Upon the expiration of the Olimpia and Holinvest shareholder agreements (as possibly extended by mutual consent), Olimpia and Holinvest, as the case may be, shall decide, with the consent of all the shareholders, who hereby obligate themselves to provide such consent, to carry out the Spin-off as well as the Holinvest Spin-off which shall allocate to Hopa and Olimpia, respectively, a proportional share of the assets and liabilities of Olimpia and Holinvest, respectively, determined with reference to the expiration date of the pertinent shareholder agreements, in accordance with the most appropriate procedures and technical methodologies, in order to ensure that: (i) Hopa is allocated the proportional share of Olimpia assets and liabilities, as indicated hereinabove; (ii) Hopa is paid or allocated, according to terms and procedures to be agreed, cash equal to the equivalent value of an Olivetti share premium equal to the pro forma majority premium allocable to Olivetti shares or equivalent financial instruments at Olimpia and in any case no less than 0.35 Euros per share or equivalent financial instrument included in Olimpia’s proportional share of Olivetti shares or equivalent financial instruments to be allocated to Hopa on the occasion of the Spin-off, not including, in all instances, the proportional share of Holinvest and the proportional share of Olivetti shares or equivalent financial instruments underlying the Holinvest shares allocated to Hopa from the Spin-off (“Majority Premium per Share”); (iii) Olimpia is to be allocated a proportional share of Olivetti Instruments existing at Holinvest in addition to any shares/bonds/warrants generated by transactions in the Olivetti capital stock as of the expiration date of the shareholder agreements and a proportional share of the Holinvest liabilities as of that same date, consistent with a debt/equity ratio which may not exceed 1/1 as of the Relevant Date and without prejudice to Holinvest assets as of that date, which shall not include anything but Olivetti convertible bonds issued by Olivetti and bonds convertible into Olivetti shares or other financial instruments, including derivatives, pertaining to Olivetti shares.

The Majority Premium per Share shall be jointly determined by the parties to the Olimpia shareholder agreement or, failing agreement by even a single one of the latter, by two investment banks of international standing, one selected by the Present Olimpia Shareholders and one selected by Hopa, without prejudice to the fact that the Majority Premium per Share shall in any event be either 0.35 Euros as indicated hereinabove or the premium determined by the aforementioned investment banks, whichever is greater.

In any event, the Spin-off must be completed in Hopa’s interest within 6 months following the expiration of the shareholder agreements, without prejudice to the provisions of the “Penalty” paragraph.

Provisions Applicable in the Event of a Spin-off and a Holinvest Spin-off

In the event of a Spin-off and a Holinvest Spin-off, the Parties shall observe and apply the following principles.

Within the framework of a uniform plan:

(1) The Holinvest Spin-off must be carried out and enter into effect prior to the effective date of the Spin-off, and must allocate to a beneficiary in which Olimpia holds a 100% interest a proportional share of Holinvest assets and liabilities as provided hereinabove, without prejudice to the possibility of the alternative of a cash settlement, at the request of Hopa, which is equal to the spread, calculated at market prices, between the difference between the assets and liabilities that would have belonged to the beneficiary in the event of a spin-off;

(2) Subsequently, and without interruption, Olimpia shall carry out the Spin-off, and allocate to a beneficiary in which Hopa holds a 100% interest a proportional share of the Olimpia assets and liabilities as provided hereinabove, without prejudice to the possibility of the alternative of a cash settlement, at the request of the Present Olimpia Shareholders, equal to the spread, calculated at market prices, between the difference between the assets and liabilities that would have belonged to the beneficiary in the event of a spin-off, plus the majority premium applicable as agreed in this term sheet;

(3) simultaneously with or immediately after the foregoing, in accordance with the terms and procedures that shall be agreed, Hopa shall be paid or allocated cash representing, as the case may be, the majority premium applicable in the event of a Deadlock or an Accelerated Deadlock (and provided said premium has not already been paid at the time of the cash settlement provided hereinabove).

(4) the adoption of a spin-off agreement covering the Spin-off shall be conditional upon the adoption by Holinvest/Hopa of the agreements regarding the granting of the preemptive rights to Olimpia provided in the “Term of the Holinvest Shareholder Agreement” paragraph, which in turn has the Suspensive condition of the completion of the Spin-off.

Provisions Applicable in the Event of Failure to Complete the Holinvest and Olimpia Spin-offs within the Established Time Frames. Penalty.

In the event of the failure to complete the Spin-off (and provided that it is not a function of the failure to complete the Holinvest Spin-off) within a period of 6 months following the pertinent request (in the instance of an Accelerated Deadlock) or within a period of 6 months following the Initial Term Expiration (in the instance of a Deadlock), or within a period of 6 months following the expiration of the Olimpia shareholder agreements (should a Deadlock or an Accelerated Deadlock not be declared by Hopa), the Present Olimpia Shareholders obligate themselves to pay Hopa promptly total compensation of 0.70 Euros per Olivetti share or equivalent financial instrument owned by Olimpia to which Hopa would have been entitled under the Spin-off (according to the provisions of the “Deadlock under the Olimpia Shareholder Agreements” paragraph), without prejudice to the fact that, should the Spin-off be completed within the next 6-month period (the “Second Period”), without prejudice to all the terms and conditions and reference dates applicable to the Spin-off as provided hereinabove and with the payments provided hereinabove, said compensation shall be returned by Hopa simultaneously with the delivery of the securities to which Hopa is entitled and the applicable premium plus accrued interest at an annual rate of the 3 month Euribor for the period between the time frame within which the Spin-off should have been completed and the Second Period.

During the Second Period, the compensation payment shall be retained on a provisional basis and shall become final upon the expiration of said period of time, should the Spin-off not be completed.

Other Agreements

I -   No later than January 31, 2003, the Parties shall reflect the content of the Agreement in the appropriate contractual provisions and shall negotiate possible penalties in the event of nonperformance, without prejudice to the penalties provided hereinabove.

II - Pirelli, Edizione and Hopa formally note and acknowledge that the provisions of this Agreement do not prevail over and in any event do not prejudice the validity and effectiveness of the agreements contained in the shareholder agreement adopted on September 14, 2001 (amended on September 26, 2001) by Pirelli, Unicredito Italiano and Intesa BCI (the “Existing Agreement”). Specifically, the performance of obligations or the exercise of the rights and prerogatives provided for Unicredito Italiano and/or Intesa BCI under the Existing Agreement shall not in any way constitute nonperformance with respect to this Agreement and/or the final contractual provisions, nor shall they create liability for Unicredito Italiano and/or Intesa BCI.

List of Attachments	- Attachment A: Olimpia Balance Sheet - Attachment B: Olivetti Instruments Characteristics - Attachment C: First Designated Directors - Attachment D: Allowed Transactions

Milan, December 19, 2002

Pirelli S.p.A.

Edizione Holding S.p.A.

IntesaBCI S.p.A.

__________

__________

__________

Unicredito Italiano S.p.A.

Olimpia S.p.A

Hopa S.p.A.

__________

__________

__________

OLIMPIA S.p.A			ATTACHMENT A
Head office of record - Viale Sarca , 222, Milan
Capital Stock of 1,562,596,150 Euros, fully paid-in
Tax identification code, VAT file number, and Milan Companies Registry No. 03232190961
R.E.A. No. 1659224

			Figures stated in Euros
BALANCE SHEET
			September 30, 2002
A S S E T S

A)	CREDITS WITH SHAREHOLDERS FOR PAYMENTS DUE
			0

B)	FIXED ASSETS

	I) - INTANGIBLE		0

	II) - TANGIBLE		0

	III) - FINANCIAL
	Equity stakes in affiliated companies		7,989,930,645
	Other securities		620,000,360

			8,609,931,005

		TOTAL FIXED ASSETS	8,609,931,005

C)	WORKING CAPITAL

	I) - INVENTORY		0

	II) - CREDITS
	With others due within 12 months		118,404

			118,404

	III) - FINANCIAL ASSETS THAT DO NOT
	CONSTITUTE CAPITALIZATIONS		0

	IV) - LIQUIDITIES
	Bank and postal deposits		1,261,207

			1,261,207

		TOTAL WORKING CAPITAL	1,379,611

D)	ACCRUED INCOME AND PREPAID EXPENSES
	Accrued income		15,054,866
	Prepaid expenses		62,939,139

		TOTAL ACCRUED INCOME AND PREPAID EXPENSES	77,994,005

		TOTAL ASSETS	8,689,304,621

OLIMPIA S.p.A			ATTACHMENT A
Head office of record - Viale Sarca , 222, Milan
Capital Stock of 1,562,596,150 Euros, fully paid-in
Tax identification code, VAT file number, and Milan Companies Registry No. 03232190961
R.E.A. n. 1659224

			Figures stated in Euros

L I A B I L I T I E S			September 30, 2002

A)	CAPITAL AND RESERVES

	I) - CAPITAL STOCK		1,562,596,150
	II) - SHARE PREMIUM RESERVE		3,637,403,874
	VIII) - PROFIT (LOSS) CARRIED FORWARD		(31,371,787)
	IX) - FISCAL YEAR PROFIT (LOSS)		(132,949,165)

		TOTAL CAPITAL AND RESERVES	5,035,679,072

B)	RISK AND CHARGE RESERVES		0

C)	EMPLOYEE SEVERANCE PAY
			0

D)	DEBT
	Bond indebtedness
	a) convertible beyond the 12 month period		753,826,639
	Debt with banks
	a) due within 12 months		206,500,000
	b) due beyond 12 months		2,574,684,449
	Debt with suppliers
	a) due within 12 months		140,872
	Debt with controlling companies
	a) due within 12 months		75,000
	Tax indebtedness
	a) due within 12 months		16,706
	Other debt
	a) due within 12 months		67,404

		TOTAL DEBT	3,535,311,070

E)	ACCRUED EXPENSES AND DEFERRED INCOME
	Accrued expenses		118,314,479

		TOTAL ACCRUED EXPENSES AND DEFERRED INCOME	118,314,479

		TOTAL LIABILITIES	8,689,304,621

SUSPENSE ACCOUNTS

	Security:
	- Pledging of securities		2,755,202,375

	Other Suspense Accounts
	- Purchase of securities futures		360,653,768

		TOTAL SUSPENSE ACCOUNTS	3,115,856,143

Attachment (B) Olivetti Instruments

-

134,721,109 1.5% Olivetti 2001-2010 convertible bonds

-

163,558,339 1.5% Olimpia 2001-2007 bonds

-

486,502,431 instruments indexed to the performance of Olivetti shares issued by a leading financial institution, with the following approximate characteristics:

-

5-year maturity;

-

exclusive discretionary right of the issuer to pay for the instrument at maturity by physical delivery of 486,502,431 Olivetti shares or the equivalent in cash, at the market price at the time of maturity, of 486,502,431 Olivetti shares;

-

in the event of a request for early payment of the instrument by the bearer, the issuer shall pay only the cash equivalent, at the market price at the time of the early redemption, of 486,502,431 Olivetti shares, except in very extraordinary instances of low market liquidity (established in advance in the terms of the financial instrument: in that event the issuer, also at its sole and complete discretion, may deliver a mix of cash and Olivetti shares);

-

payment to the bearer of periodic interest equal to 85% of the dividends for 486,502,431 Olivetti shares.

Attachment (C) First Designated Directors

Company	Designated Person
Olimpia S.p.A.	Emilio Gnutti
Olivetti S.p.A.	Romano Marniga
Telecom Italia S.p.A.	Giovanni Consorte
Telecom Italia Mobile S.p.A.	Giuseppe Lucchini
Seat-Pagine Gialle S.p.A.	Romano Marniga

Attachment D

Derivatives Contracts on Olivetti Shares/Convertible Bonds

1)

Share Swap Transaction with JP Morgan Chase Bank covering 100,000,000 shares of Olivetti common stock or, in certain situations, a similar number of Olivetti 1.5% 2001-2010 convertible bonds:

•

effective date: February 8, 2001;

•

reference price: 1.4213 Euros per share of Olivetti common stock;

•

maturity date: December 2006

•

number of securities: 100,000,000;

•

settlement: physical delivery of the securities or cash settlement of the spreads

2)

Call Option with JP Morgan Chase Bank on 100,000,000 shares of Olivetti common stock or 100,000,000 Olivetti 1.5% 2001-2010 convertible bonds:

•

effective date: November 7, 2001, amended on December 9, 2002

•

strike price: 1 Euro per share of Olivetti common stock; 1 Euro (plus any interest possibly accrued) for each Olivetti 1.5% 2001-2010 convertible bond;

•

maturity date: 35 business days prior to October 5, 2007;

•

settlement: physical delivery of the securities or cash settlement of the spreads

3)

Convertible Bond Asset-Swap with Credit Agricole Lazard FP Bank on 200,000,000 Olivetti 1.5% 2001-2010 convertible bonds:

•

effective date: November 14, 2001, amended on November 27, 2002

•

strike price: 1 Euro

•

maturity date: November 23, 2006

•

settlement: physical delivery of the securities or cash settlement of the spread

Exhibit 38

PIRELLI SPA PRESS RELEASE

OLIMPIA BROADENS ITS SHAREHOLDER BASE AND REINFORCES ITS BALANCE SHEET AND FINANCIAL STRUCTURE

Transaction execution put to Olimpia Board of Directors for approval

Hopa becomes new shareholder with 16% stake.

Olimpia receives same premium previously obtained by Bell.

Early repayment of 1 billion euro nominal value bond.

Olimpia will own 19.99% of Holinvest.

Total Olimpia and Hopa shareholding in Olivetti will be less than 30%

Milan, 19 December 2002 - The Board of Directors of Pirelli SpA has approved a transaction that will see the broadening of its shareholder base and a consequent strengthening of the company’s balance sheet and financial structure (as detailed in the attachment).  The strengthening follows that already achieved in October 2001 with the renegotiation of the original agreement of July 2001 for the acquisition from Bell of its Olivetti shares.

The transaction foresees Hopa receiving early repayment of the 1 billion euro nominal value bond issued by Olimpia and falling due in 2007, repayable in Olivetti shares, and the merger by incorporation into Olimpia of Holy, a company 100% controlled by Hopa.  In return for the transfer of this company, whose net asset value is approximately 960 million euros, Hopa will receive a 16% stake in Olimpia.  The transaction therefore recognises to Olimpia’s shareholders the same premium paid by them to Bell in July 2001 when acquiring Bell’s shareholding in Olivetti.

Following the merger, Olimpia’s share capital will be structured as follows:

•

Pirelli

50.4%

•

Edizione Finance International

16.8%

•

Hopa

16%

•

Banca Intesa

8.4%

•

Unicredito

8.4%

As a result of the transaction, Olimpia will achieve the following important objectives:

•

The strengthening of its balance sheet through a 476 million euro reduction in its debt (following the early repayment of the bond); an increase in its net asset value of approximately 960 million euros following the merger with Holy and the improvement of its financial position through an increase in liquidity of approximately 99 million euros that will occur following the merger with Holy.  This will see gearing improve from 0.7 to 0.5.

•

The achievement of improved flexibility as a result of the cancellation of restrictions and interest payments linked to the bond issue being cancelled.

The repayment of the bond and the merger between Olimpia and Holy will take place in the manner described below.

•

Olimpia will offer bond holders early repayment of their loan via the transfer not only of Olivetti shares, as foreseen, but with a combination of approximately 99 million Olivetti shares and approximately 164 million Olivetti convertible bonds;

•

Holy, at the point of merger, will have liquidity of approximately 99 million euros, approximately 100 million Olivetti shares, approximately 164 million Olivetti bonds, as well as the 19.99% holding in Holinvest; Holy will have a net asset value of approximately 960 million euros;

•

Holinvest, the remaining 80.01% of which will be owned directly by Hopa, will hold approximately 135 million Olivetti convertible bonds, 1.5% 2001-2010, approximately 164 million Olimpia bonds, 1.5% 2001-2007 and 486 million bonds issued by a highly creditworthy counterparty linked to 486 million Olivetti shares.  Holinvest will have 722 million euros of debt.

It is also envisaged that there will be a separate shareholder agreement between Hopa and the shareholders in Olimpia.

Under the new shareholder agreement Hopa will have the right to name one director to the board of Olimpia and to each of the main companies in the Olivetti group. Hopa will have no right of veto over Olivetti. Should there be a disagreement on any extraordinary operation or regarding failure to respect certain ratios at Olimpia (debt/equity 1:1), Hopa will have the right to require that Olimpia be split, while Olimpia will have the right to require that Holinvest be split.  As a consequence, Hopa would receive its proportional share of the instruments in Olimpia while Olimpia would receive its proportional share of the financial instruments owned by Holinvest.  In any event, such a split would not be possible within 36 months of finalisation of the agreements except in the case of exceptionally serious events.

Olimpia’s rights as a shareholder in Holinvest will also be regulated, other than through Holinvest’s own statutes, by an agreement with Hopa which gives Olimpia the right of veto over certain specific matters and extraordinary shareholder meeting motions.  It is also envisaged that there will be lock-ups and rights of pre-emption in relation to the financial instruments held by Holinvest and tag-along rights of sale in relation to Hopa’s holding in Holinvest.

Further, Holinvest will retain, for a period 20 months from the finalisation of the agreements, at least the majority of the financial instruments and Olivetti convertible bonds.  After this, Olimpia will be given a pre-emption right over the above instruments and bonds, on equal terms.  At the end of the shareholder agreement Olimpia will receive further pre-emption rights of a 2-year duration.

The agreement will, however, be subject to the condition that Hopa, all of its controlled companies and all of its shareholders linked by their shareholder agreement, will have previously sold the shares in Olivetti that they own except for a maximum of 1 million shares for each shareholder and that therefore the aggregate holding of Hopa, Olimpia and of Olimpia shareholders does not exceed a 30% participation in Olivetti.

On the basis of specific agreements between the shareholders of Olimpia, Pirelli and Edizione Holding, the latter pro-quota, have committed that during the life of the shareholder agreement with Hopa, the debt equity ratio at Olimpia will not fall below 1/1.

Pirelli’s Board of Directors finally agreed to grant to the Chairman, Marco Tronchetti Provera, and Vice Chairman, Gilberto Benetton, all the powers necessary to conclude the transaction.

Attachment to the19/12/2002 Press Release

	Proforma situation at October 2002	39/09/2002	Post-merger
NUMBER OF OLIVETTI SHARES/CONVERTIBLE BONDS (Millions)	2,020	3,028	3,028
BOOK VALUE PER OLIVETTI SHARE (Euros)	3.92	2.78	2.78
NET ASSETS (Euro billions)	5.2	5.1	6.0
NET ASSETS PER SHARE (Euros)	3.33	3.20	3.20
NET DEBT (Euro billions)	2.8	3.6	3.1
GEARING	0.54	0.71	0.52
DEBT PER SHARE (Euros)	1.39	1.19	1.02

Olimpia holds 19,999% of Holinvest

Exhibit 39

OLIMPIA SPA PRESS RELEASE

OLIMPIA BROADENS ITS SHAREHOLDER BASE AND REINFORCES ITS BALANCE SHEET AND FINANCIAL STRUCTURE

Hopa becomes new shareholder with 16% stake.

Olimpia receives same premium previously obtained by Bell.

Early repayment of 1 billion euro nominal value bond.

Olimpia will own 19.99% of Holinvest.

Total Olimpia and Hopa shareholding in Olivetti will be less than 30%

Milan, 19 December 2002 - The Board of Directors of Olimpia SpA has approved a transaction that will see the broadening of its shareholder base and a consequent strengthening of the company’s balance sheet and financial structure (as detailed in the attachment).  The strengthening follows that already achieved in October 2001 with the renegotiation of the original agreement of July 2001 for the acquisition from Bell of its Olivetti shares.

The transaction foresees Hopa receiving early repayment of the 1 billion euro nominal value bond issued by Olimpia and falling due in 2007, repayable in Olivetti shares, and the merger by incorporation into Olimpia of Holy, a company 100% controlled by Hopa.  In return for the transfer of this company, whose net asset value is approximately 960 million euros, Hopa will receive a 16% stake in Olimpia.  The transaction therefore recognises to Olimpia’s shareholders the same premium paid by them to Bell in July 2001 when acquiring Bell’s shareholding in Olivetti.

Following the merger, Olimpia’s share capital will be structured as follows:

•

Pirelli

50.4%

•

Edizione Finance International

16.8%

•

Hopa

16%

•

Banca Intesa

8.4%

•

Unicredito

8.4%

As a result of the transaction, Olimpia will achieve the following important objectives:

•

The strengthening of its balance sheet through a 476 million euro reduction in its debt (following the early repayment of the bond); an increase in its net asset value of approximately 960 million euros following the merger with Holy and the improvement of its financial position through an increase in liquidity of approximately 99 million euros that will occur following the merger with Holy.  This will see gearing improve from 0.7 to 0.5.

•

The achievement of improved flexibility as a result of the cancellation of restrictions and interest payments linked to the bond issue being cancelled.

The repayment of the bond and the merger between Olimpia and Holy will take place in the manner described below.

•

Olimpia will offer bond holders early repayment of their loan via the transfer not only of Olivetti shares, as foreseen, but with a combination of approximately 99 million Olivetti shares and approximately 164 million Olivetti convertible bonds;

•

Holy, at the point of merger, will have liquidity of approximately 99 million euros, approximately 100 million Olivetti shares, approximately 164 million Olivetti bonds, as well as the 19.99% holding in Holinvest; Holy will have a net asset value of approximately 960 million euros;

•

Holinvest, the remaining 80.01% of which will be owned directly by Hopa, will hold approximately 135 million Olivetti convertible bonds, 1.5% 2001-2010, approximately 164 million Olimpia bonds, 1.5% 2001-2007 and 486 million bonds issued by a highly creditworthy counterparty linked to 486 million Olivetti shares.  Holinvest will have 722 million euros of debt.

It is also envisaged that there will be a separate shareholder agreement between Hopa and the shareholders in Olimpia.

Under the new shareholder agreement Hopa will have the right to name one director to the board of Olimpia and to each of the main companies in the Olivetti group. Hopa will have no right of veto over Olivetti. Should there be a disagreement on any extraordinary operation or regarding failure to respect certain ratios at Olimpia (debt/equity 1:1), Hopa will have the right to require that Olimpia be split, while Olimpia will have the right to require that Holinvest be split.  As a consequence, Hopa would receive its proportional share of the instruments in Olimpia while Olimpia would receive its proportional share of the financial instruments owned by Holinvest.  In any event, such a split would not be possible within 36 months of finalisation of the agreements except in the case of exceptionally serious events.

Olimpia’s rights as a shareholder in Holinvest will also be regulated, other than through Holinvest’s own statutes, by an agreement with Hopa which gives Olimpia the right of veto over certain specific matters and extraordinary shareholder meeting motions.  It is also envisaged that there will be lock-ups and rights of pre-emption in relation to the securities held by Holinvest and common rights of sale in relation to Hopa’s holding in Holinvest.

Further, Holinvest will retain, for a period 20 months from the finalisation of the agreements, at least the majority of the financial instruments and Olivetti convertible bonds.  After this, Olimpia will be given a pre-emption right over the above instruments and bonds, on equal terms.  At the end of the shareholder agreement Olimpia will receive further pre-emption rights of a 2-year duration.

The agreement will, however, be subject to the condition that Hopa, all of its controlled companies and all of its shareholders linked by their shareholder agreement, will have previously sold the shares in Olivetti that they own except for a maximum of 1 million shares for each shareholder and that therefore the aggregate holding of Hopa, Olimpia and of Olimpia shareholders does not exceed a 30% participation in Olivetti.

JP Morgan acted as financial advisors to Olimpia.

Olimpia’s Board of Directors finally agreed to grant to the Chairman, Marco Tronchetti Provera, and Vice Chairman, Gilberto Benetton, all the powers necessary to conclude the transaction.

Attachment to the19/12/2002 Press Release

	Proforma situation at October 2002	39/09/2002	Post-merger
NUMBER OF OLIVETTI SHARES/CONVERTIBLE BONDS (Millions)	2,020	3,028	3,028
BOOK VALUE PER OLIVETTI SHARE (Euros)	3.92	2.78	2.78
NET ASSETS (Euro billions)	5.2	5.1	6.0
NET ASSETS PER SHARE (Euros)	3.33	3.20	3.20
NET DEBT (Euro billions)	2.8	3.6	3.1
GEARING	0.54	0.71	0.52
DEBT PER SHARE (Euros)	1.39	1.19	1.02

Olimpia holds 19,999% of Holinvest

Exhibit 40

Olimpia SpA – Explanatory note regarding the enlargement of the shareholding structure

OLIMPIA, the partners in Olimpia (Pirelli S.p.A., Edizione Holding S.p.A., Unicredito S.p.A., Intesa BCI S.p.A.) and Hopa S.p.A. (HOPA) have signed an agreement (The deal) for the early reimbursement of the bond  issued by Olimpia and known as “Olimpia S.p.A. 1.5% 2001-2007” (approximately 262.5 million held by Hopa and approximately 0.7 million by a third party not bound by any agreement with Hopa) as well as for an associated merger through incorporation into Olimpia of a company wholly owned by Hopa (Holy), with minimum equity of 960 million Euro and no indebtedness.

HOPA, which is not listed on the Stock Exchange, owns directly and through two controlled companies -Holinvest e GPP International – 4.420% of Olivetti,  plus rights to purchase  further shares in Olivetti, as well as  other instruments convertible into Olivetti shares, for an overall potential stake in Olivetti of 10.176%.

After the incorporation of its own subsidiary  Holy into Olimpia, HOPA will obtain a 16% stake in Olimpia. The value of the aforementionend stake implies an evaluation of Olimpia of roughly Euro 2.5 billion. As a result, the proportional stakes of the current shareholders will be reduced as follows: Pirelli 50.4%; Edizione Finance International (company controlled by Edizione Holding) 16.8%; UniCredito Italiano and IntesaBCI  8.4% each.

The deal, which encompasses the early reimbursement of the OLIMPIA bond and the incorporation  of Holy into OLIMPIA,, will be implemented as follows:

*

In addition to the   terms of the “Olimpia S.p.A. 1.5% 2001-2007” loan,(by which the reimbursement had to be done only in Olivetti shares)OLIMPIAwill offer the bearers of its  bonds the early reimbursement  with  a combination of a given number of shares and of convertible Olivetti bonds (Olivetti 1,5% 2001-2010); HOPA – directly or through its subsidiaries Holinvest and GPP International – willaccept the OLIMPIA offer and will subsequently request the early reimbursement of the bond, thus obtaining approximately 100 million Olivetti ordinary shares  and roughly 164 million convertible Olivetti bonds;

*

Holinvest – 100% controlled by HOPA – will be overall owner of approximately 135 million convertible Olivetti 1.5% 2001-2010 bonds, plus approximately 164 million Olimpia bonds (the equivalent of which will be converted, at the end of the deal – i.e. by June 30th, 2003 – and further to the reimbursement by Olimpia, to 164 million convertible Olivetti 1.5% 2001-2010 bonds), and of roughly 486 million ordinary shares in Olivetti;

*

Holinvest will swap, by means of a definitive transaction, the aforementioned approximately 486 million Olivetti shares for instruments linked to the performance of the Olivetti share issued by a leading counterparty. The terms of the transaction will be as follows:

-

termination date: after 5 years;

-

exclusive and discretionary right of the issuer to opt, upon termination, for the physical delivery to Holinvest of the aforementioned roughly 486 million Olivetti shares or for the payment of an equivalent amount of cash at the prevailing market price of the same 486 mllion Olivetti shares;

-

in the event of an  early termination, the issuer would pay the equivalent of the aforementioned Olivetti shares only in cash, at the prevailing market price at the time of the  early termination, , except in some particular  cases of reduced market liquidity (predefined cases in which the issuer, wholly and exclusively byits own discretion, may deliver to Holinvest a mix of cash and Olivetti shares);

-

payment to the bearer of a periodical interest equal to 85% of the dividend paid on the 486 million Olivetti shares .

By the terms of this transaction, the issuer of the Olivetti-linked instruments will  definitively acquire the aforementioned 486 million Olivetti shares of which it may make use entirely at its own discretion,without no limitation on the exercise of the relative voting rights or constraint to sell the same shares. HOPA and Holinvest will transfer to their 100% controlled subsidiary Holy:

-

approximately 164 million convertible bonds Olivetti 1.5% 2001-2010;

-

approximately 100 million Olivetti shares ;

-

cash for approximately 99 million Euro;

-

19.999 % of Holinvest.

As stated above, the net assets of Holy will be equal to approximately Euro 960 million; Holy will not have any indebtedness or other liabilities.

-

Holy will subsequently be contributed through incorporation into OLIMPIA; HOPA, currently the sole partner in Holy, shall thus obtain in exchange for its own stake in Holy a stake of 16% in the incorporating company, OLIMPIA.

A stipulation of a shareholder pact is planned between HOPA and the current shareholders of OLIMPIA and between OLIMPIA and HOPA as regards Holinvest.

Agreement between HOPA and the Shareholders of OLIMPIA

The rights of HOPA in OLIMPIA will be governed not only by the statutory regulations of OLIMPIA, but also by a shareholders’ agreement reached with the current OLIMPIA shareholders. HOPA will not take part in the current existing agreements among  OLIMPIA shareholders, but will stipulate an independent  agreement with the former.

According to the aforementioned new agreement, HOPA will have the right to appoint a member of the board of directors of OLIMPIA and of the main companies within the Olivetti group (substituting one of the directors designed by Pirelli ). HOPA will not have any right of veto, nor will it have any particular power over Olivetti. In the event of disagreement over specific matters (related to any extraordinary deal such as investments, buying and selling, financing or any other resolutions that modify the company bylaws), HOPA shall have the right to obtain the breakup of OLIMPIA and OLIMPIA shall have the subsequent right to obtain the breakup  of Holinvest; as a result HOPA will receive the proportional share of OLIMPIA assets and OLIMPIA  will receive the proportional share of assets  – as detailed above – owned by Holinvest. In any case the breakup cannot be enacted any earlier than  36 month after the stipulation of the agreements, with the exception of  some particular  events (e.g. in the event of OLIMPIA ceasing to own the stake in Olivetti at a given proportion existing at the time of the stipulation of the agreements, or in the event of a merger being approved between OLIMPIA or Olivetti with companies other than those controlled directly or indirectly, or otherwise  in the event of a failure to respect certain ratios in Olimpia: debt/equity ratio 1/1). In such a case HOPA would have the right to obtain the earliest breakup of OLIMPIA and OLIMPIA would have the subsequent right to obtain the breakup of Holinvest.

In such a particular case Hopa – in addition to the proportional share of assets in Olimpia – would obtain the recognition of an amount equal to Euro 0.35 per share or the equivalent Olivetti financial instruments deriving from its share in Olimpia. In the event an arbitration panel recognises the fairness of the disagreement expressed by Hopa, the premium would be equal to 0.6 Euro per Olivetti financial instrument.

In the event of the non-renewal of the agreement between Hopa, Olimpia and its shareholders, Hopa would be awarded a premium per share or per Olivetti financial instrument. This premium would be jointly determined by all  parties, or, in the event of a failure to reach an agreement, by two investment banks, on condition that the aforementioned  premium would in any case equal the higher figure between 0.35 Euro and the premium determined by the investment banks.

A further agreement will regulate the relationships between  Pirelli and Edizione Holding on the one hand and between Pirelli and Unicredito and Intesa on the other. Should it prove necessary:

a)

pre-empt a case of Accelerated Impasse due to the  alteration of the debt/equity ratio of Olimpia, by exceeding the 1/1 threshold,;

b)

meet the asset requirements as at the effective date of any breakup of Olimpia that identify with the 1/1  debt/equity ratio.

Pirelli and Edizione Holding will commit to provide Olimpia with sufficient equity if necessary up to the debt/equity ratio of 1/1.

This commitment will be borne to the extent of 80% by Pirelli and 20% by Edizione Holding.

Agreement between OLIMPIA and HOPA as regards Holinvest

The rights of OLIMPIA shareholders in Holinvest (in which Olimpia would acquire a stake of 19.999% through the incorporation of Holy into OLIMPIA) shall be regulated not only by the bylaws of Holinvest but also by a shareholders’ agreement with HOPA.  Said agreement shall specify the right of veto of OLIMPIA as regards certain specific matters and  the resolutions of extraordinary meetings.

In addition, provisions shall be made for rights of lock-up and pre-emption as regards the financial instruments held by Holinvest and the co-sale of HOPA’s stake in Holinvest. For example, Holinvest must maintain, for a period of twenty months from the signing of the agreements, at least the majority of the financial instruments and of the convertible bonds Olivetti 1,5% 2001-2010 owned as at the date of the signing. A right of pre-emption will subsequently be granted to Olimpia for those instruments and bonds, with the same terms and conditions.

Upon expiry of the shareholders’ agreement, a further right of pre-emption will be granted to OLIMPIA and will remain valid over a broader period of time of two years as regards the financial instruments held by Holinvest.

* * * *

The effectiveness of the agreement that will regulate the deal detailed above (the implementation of which could take some time) will nonetheless be subordinated to the condition precedent that HOPA, all its subsidiaries and all the shareholders of HOPA subjected to the shareholders’ agreement of HOPA have previously sold the Olivetti shares in their possession, except a maximum of 1 million shares per shareholder and that the aggregate stake of HOPA (and of the shareholders of HOPA who are subjected  to the agreement as well as its subsidiaries), of OLIMPIA and of the shareholders of OLIMPIA be no greater than 30% of Olivetti.

The shareholders’ agreements regarding the stake of HOPA in OLIMPIA and of OLIMPIA in Holinvest will only come into force further to the sale of the stakes held in Olivetti by HOPA, by its affiliates and its shareholders.

***

As a result of the deal, OLIMPIA:

*

further to the merger through incorporation of Holy, will strengthen its own financial position with debt reduction of approximately Euro 476 million and increase its equity  by Euro 960 million; the Euro 476 million reduction in debt (vs  a nominal value of Euro 1billion) was due to  the fact that in November 2001 Olimpia, in order to hedge  the risk relative to the value of Olivetti shares related to of the bonds Olimpia 1.5% ’01-’07, underwrote a forward agreement to purchase  263.5 million Olivetti shares  at a strike of Euro 1.81 per share. As a result of the aforementioned forward agreement, the debt related  to the Olimpia bond was accounted for in the balance sheet of Olimpia at its reimbursement value (i.e. 263.5 million shares x 1.81 Euro per share = 476 million Euro).

*

further to the merger through incorporation of Holy, will improve its Net Financial Position, with a cash injection of approximately Euro 99 million, which will allows a corresponding reduction in the loan interest burden;

*

will acquire greater flexibility, as it is no longer subjected – further to the early reimbursement of the aforementioned Olimpia loan – to the constraints and financial costs thereto associated.